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                                                                 EXHIBIT (d)5.2

                                LETTER AGREEMENT

Frank Russell Investment Management Company
P.O. Box 1591
Tacoma, WA  98401-1591

Dear Sirs:

This Letter Agreement relates to the Amended and Restated Administrative Agreement between Frank Russell Investment Company and Frank Russell Investment Management Company dated May 25, 2004 ("Administrative Agreement"). Frank Russell Investment Company advises you that it is creating four new funds to be named 2010 Strategy Fund, 2020 Strategy Fund, 2030 Strategy Fund, 2040 and Strategy Fund (each, a "Target Date Fund") and that each Target Date Fund desires Frank Russell Investment Management Company to provide administrative services to it pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement is hereby amended to include each Target Date Fund, each with an annual administrative fee of 0.05% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Administrative Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By:   /s/ Mark E. Swanson
    ------------------------------
    Mark E. Swanson
    Treasurer

Accepted this 15th day of December, 2004

FRANK RUSSELL INVESTMENT
   MANAGEMENT COMPANY

By:   /s/ Greg J. Stark
    ------------------------------
    Greg J. Stark
    President